    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 2002

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           INTERLEUKIN GENETICS, INC.
             (Exact name of registrant as specified in its charter)

                          DELAWARE                                                    94-3123681
              (State or other jurisdiction of                                      (I.R.S. Employer
               incorporation or organization)                                    Identification No.)

                               135 BEAVER STREET
                          WALTHAM, MASSACHUSETTS 02452
                                 (781) 398-0700
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 FENEL M. ELOI
                CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER
                           INTERLEUKIN GENETICS, INC.
                               135 BEAVER STREET
                          WALTHAM, MASSACHUSETTS 02452
                                 (781) 398-0700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                         STANFORD N. GOLDMAN, JR., ESQ.
              MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
                              ONE FINANCIAL CENTER
                          BOSTON, MASSACHUSETTS 02111
                                 (617) 542-6000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
             TITLE OF SECURITIES                  AMOUNT TO BE        OFFERING PRICE         AGGREGATE           REGISTRATION
              TO BE REGISTERED                   REGISTERED(1)         PER SHARE(2)      OFFERING PRICE(2)           FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value...............      1,676,258              $0.68            $1,139,855.40           $104.87
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The maximum price per share information is based on the average of the high and low prices for our common stock reported on the Nasdaq SmallCap Market on November 5, 2002.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2002

PROSPECTUS

                                1,676,258 SHARES

                           INTERLEUKIN GENETICS, INC.

                                  COMMON STOCK

     This prospectus relates to the resale from time to time of up to 1,676,258 shares of our common stock by the selling stockholders described in the section entitled "Selling Stockholders" beginning on page 10 of this prospectus or their transferees.

     For information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section entitled "Plan of Distribution" beginning on page 12 of this prospectus.

     Our common stock is traded on The Nasdaq SmallCap Market and The Boston Stock Exchange under the symbol "ILGN." On November 5, 2002, the last reported sale price for our common stock on the Nasdaq SmallCap Market was $0.71 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is November   , 2002.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
OUR BUSINESS................................................    1
THE OFFERING................................................    2
RISK FACTORS................................................    3
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION..........   10
USE OF PROCEEDS.............................................   10
SELLING STOCKHOLDERS........................................   10
PLAN OF DISTRIBUTION........................................   12
LEGAL MATTERS...............................................   14
EXPERTS.....................................................   14
WHERE YOU CAN FIND MORE INFORMATION.........................   14
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   14

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                                  OUR BUSINESS

     We are a functional genomics company focused on personalized medicine. We believe that by identifying individuals at risk for certain diseases and combining this knowledge with specific therapeutic interventions, better healthcare decisions can be made, reducing costs and greatly improving patient health outcomes. We have a growing portfolio of patents covering the genetics of a number of common diseases and conditions.

     We believe that one of the great challenges confronting medicine today is to find the key to understanding why some people are more prone than others to developing serious chronic diseases and why some people respond to medicine for those diseases differently than others. Until doctors are able to understand the underlying causes for such variability in chronic diseases, the practice of medicine will remain largely constrained to the current approach of prescribing therapies based on broad, sweeping recommendations in which very large groups of people with the same stage of disease all receive the same treatment. This approach to medicine is, in many ways, quite impersonal and it is often ineffective.

     Until now, scientific study of chronic diseases has largely focused on identifying factors that initiate or "cause" a disease. Common examples of such factors include cholesterol in the case of heart disease, bacteria of the mouth in the case of periodontal disease and reduced estrogen levels in the case of osteoporosis. However, the mere presence of these initiating factors does not always mean a person will develop a disease. For example, everyone with a cholesterol level considered high does not develop heart disease nor does everyone with a normal cholesterol level avoid heart disease. Rather, the common diseases as we know them only develop when our bodies respond to the initiating factors in a way that results in a problem.

     We believe that the recent expansion in understanding of human genetic information coming from programs like the Human Genome Project will likely change the impersonal way medicine is practiced. This is because the response of an individual's body to the common disease initiating factors is largely determined by their specific genes. By using the new tools of the genomic era, scientists will be able to study how differences in a specific individual's genetic information directs their body to respond to these disease initiating factors in different ways. This is likely to be true for identifying both who is most likely to develop one disease or another but also for who is most likely to respond to one or another medicine. It has long been recognized that individual responses to most drugs vary from person to person in ways that may be clinically very important yet are usually unpredictable. While one person may receive great benefit from a drug at one dose, a second person may require 2-3 times that dose, while yet another may be unable to tolerate treatment due to side effects even at the lowest dose. Until recently, the tools to unravel the biological basis for this wide variability in drug response have been very limited. In fact, doctors and their patients have been forced to accept that a simple "trial and error" approach was the only effective way to select the most appropriate therapy. However, because the ways that our bodies respond to drugs are ultimately determined by our genes, a better understanding of the interactions between our genes and the drugs we use holds the promise of ending this non-specific way of prescribing medicines. Since it is our genes that make us unique, at least in the biologic sense, we believe that tailoring medical therapy based on knowledge of our genetic tendencies will enable doctors to move beyond the one size fits all approach to prescribing medicines which are more "personalized" to each of us based upon our unique genetic make-up.

     Our first genetic test, PST(R), a test predictive of risk for periodontal disease, is currently marketed in the United States and Europe. Other products under development include tests predictive of risk for osteoporosis, coronary artery disease and a test to determine the best drug treatment for advanced cases of rheumatoid arthritis.

     We have also developed and licensed medical research tools, including BioFusion(R), to pharmaceutical and biotech companies. BioFusion is a computer modeling system that integrates genetic and other sub-cellular behavior, biological functions, and clinical symptoms to simulate complex diseases. This system allows useful information to be derived from rapidly increasing databases of gene expression being generated in companies and academic centers worldwide. We are currently developing new medical research tools which we hope will contain detailed information regarding variations in the Interleukin-1 (IL-1) gene cluster and the Tumor Necrosis Factor Alpha (TNFa) as they relate to human inflammatory processes and diseases.

     In August 2000, we entered into an agreement with Kenna Technologies, Inc. whereby we granted Kenna a perpetual, non-exclusive license to certain disease information system technology and to certain biological modeling technology, including our Biofusion system. In consideration for these license rights, Kenna paid us a non-refundable initial licensing fee of $80,000 and has agreed to pay royalties based upon net sales from certain of the licensed technology, as defined, for periods ranging from five to ten years.

     We have followed a strategy of working with strategic partners at the fundamental discovery stage. This strategy has given us access to discoveries while reducing up-front research expenses. Since 1994, we have had a strategic alliance with the Department of Molecular and Genetic Medicine at Sheffield University in the United Kingdom. Under this alliance, Sheffield University has provided us with the fundamental discovery and genetic analysis from their research laboratories, and we have focused on product development, including clinical trials, and the commercialization of these discoveries.

     In December 2000, we entered into an exclusive seven-year license agreement with Hain Diagnostika/ ADS GmbH for the marketing, distribution and processing of the PST test in all countries outside of North America and Japan. Hain has extensive experience in commercializing genetic tests on its DNA-STRIP Technology Platform in several fields as well as a specific commitment to marketing products directly to dentists. Hain's central facility offers excellent turnaround times, high quality laboratory operations and a sales and technical staff to support clinical users. We can terminate this agreement if certain minimum sales levels are not met.

     In March 1999, we had entered into an exclusive agreement with the Straumann Company, a leading supplier of dental implants, to market and sell PST in the United States and Puerto Rico. In September 2000, we amended this agreement to be non-exclusive and we entered an agreement with Kimball Genetics, Inc. for Kimball to process and analyze all PST tests in the United States and Puerto Rico. In December 2001, the agreement with Straumann expired and was not renewed. Kimball is now our sole marketing partner within the United States. We believe that through our partners we have adequate coverage in the sales, distribution and processing of PST. During 2000, we changed our strategy for marketing and distributing PST. We no longer market, distribute or process PST ourselves. We now use third party marketers and distributors from whom we earn royalties. We believe that while this has reduced revenues in the short-term it has also improved margins and reduced operating costs.

     Recently we announced that we have entered into a letter of intent with an undisclosed major consumer products company with respect to the development and marketing of proprietary genomics-based nutritional and skincare products. The worldwide market for these products is estimated at over $40 billion and growing at a rate of 8% per year. In exchange for a one-time cash payment, we granted this company a limited exclusivity period in which to evaluate the option of entering into a joint venture or executing a licensing agreement with us in the area of nutritional genomics. This letter of intent does not limit our business development activities for the diagnostic and therapeutic applications of our technology.

     Our executive offices are located at 135 Beaver Street, Waltham, Massachusetts 02452, and our telephone number is 781/398-0700. We were incorporated in Texas in 1986 and we re-incorporated in Delaware in March 2000. We maintain a website at www.ilgenetics.com. The information contained on our website is not part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

                                  THE OFFERING

Common stock offered by the
selling stockholders..........   1,676,258 shares

Use of proceeds...............   We will not receive any proceeds from the sale
                                 of shares of our common stock by the selling stockholders. See "Use of Proceeds."

Nasdaq SmallCap symbol........   "ILGN"

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing shares of our common stock. If any of the following risks actually occurs, our business, operating results or financial condition would likely suffer. In that case, the market price of our common stock could decline and you could lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

IF WE FAIL TO OBTAIN ADDITIONAL CAPITAL, OR OBTAIN IT ON UNFAVORABLE TERMS, THEN WE MAY HAVE TO END OUR RESEARCH AND DEVELOPMENT PROGRAMS AND OTHER OPERATIONS

     We anticipate that our current financial resources are adequate to maintain our current and planned operations through November 2002. We anticipate that our current financial resources together with the proceeds from the sale of notes to Pyxis Innovations, Inc. will be adequate to maintain our current and planned operations through December 2002 (if Pyxis does not elect to purchase the third $500,000 note) or January 2003 (if Pyxis does elect to purchase the third $500,000 note). If we cannot raise additional capital prior to any of these dates, we will be unable to fund our business operations and will be required to seek other strategic alternatives and may be required to declare bankruptcy. Any future issuances of equity securities by the Company may require stockholder approval for an increase in authorized shares. If the Company is unable to obtain such approval, it will be required to seek other strategic alternatives and may be required to declare bankruptcy.

     Our future capital needs depend on many factors. We will need capital for the commercial launch of additional genetic tests, continued research and development efforts, obtaining and protecting patents and administrative expenses. Additional financing may not be available when needed, or, if available, it may not be available on favorable terms. If we cannot obtain additional funding on acceptable terms when needed, we may have to discontinue operations, or, at a minimum, curtail one or more of our research and development programs.

WE MAY BE DELISTED FROM NASDAQ RESULTING IN A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK AND VOLATILITY IN OUR STOCK PRICE

     Our common stock is currently listed on the Nasdaq SmallCap Market and the Boston Stock Exchange. On April 2, 2002 we received a notice from Nasdaq stating that we were not in compliance with their continued listing requirements because our common stock bid price had fallen below Nasdaq's $1.00 minimum bid price requirement. The Rule states that if our stock price is below the minimum bid price requirement for 30 consecutive trading days, we would have 180 days to regain compliance with this requirement or face delisting. The 180-day grace period expired September 30, 2002. To meet the bid price requirement, the bid price of our common stock had to close at or above $1.00 per share for more than ten consecutive trading days prior to September 30, 2002. From April 1, 2002 through September 30, 2002, our closing bid price ranged from $0.50 to $1.02, but did not close above $1 for more than two consecutive days. In addition, we received a notice from Nasdaq that as of June 30, 2002 we did not satisfy the Nasdaq rule that we have stockholders' equity of at least $2.5 million. We presented a plan for achieving compliance to Nasdaq on September 13, 2002. Nasdaq did not approve of our plan and announced its decision to delist our common stock anyway. We have requested a hearing regarding this decision and have been notified that the hearing will be held on November 14, 2002. While we expect the Listing Qualifications Panel to take up to 45 days to issue its decision, it could do so at any time following the hearing and if they reject our appeal our common stock will be immediately delisted from the Nasdaq SmallCap Market. If they accept our appeal and grant us additional time to regain compliance with the listing criteria, among other things we will need to increase stockholder's equity by a total of approximately $5 million in order to satisfy the stockholders' equity requirements through December 31, 2002. Accordingly, whether or not our appeal is successful we may not be able to maintain our continued listing on the Nasdaq or the Boston Stock Exchange.

     If we are unable to maintain our Nasdaq SmallCap market quotation, our common stock would likely begin to trade on the NASD's OTC Bulletin Board and become a "penny stock", as long as it trades below $5.00 per share. Broker-dealer practices in connection with transactions in penny stocks are regulated by penny stock rules adopted by the SEC. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure statement prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, as well as the monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

     Selling our common stock will also be more difficult because of reduced trading volume and transaction size. Transactions could also be delayed, and security analysts' and news media's coverage, if any, of us will be reduced. These factors may result in lower prices and larger spreads in the bid and ask prices for our shares. The delisting of our shares would also greatly impair our ability to raise additional necessary capital through equity or debt financing.

     Historically, our common stock has experienced low trading volumes. The market price of our common stock has been highly volatile, and it may continue to be highly volatile, as has been the case with the securities of other public biotechnology companies. Factors such as announcements by us or by our competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights are likely to affect the market price of our common stock. Changes in the market price of our common stock may bear no relation to our actual operational or financial results.

IF OUR COMMON STOCK IS DELISTED FROM NASDAQ, WE MAY NEED TO PAY PENALTIES OF $100,000 PER MONTH

     Pursuant to the terms of our December 2000 and January 2001 financings, if our common stock is delisted from Nasdaq, we must pay $100,000 per month to the investors in those financings continuing indefinitely. We recently entered into agreements with each of these investors in which the investors agreed to waive their rights to any such payments until April 1, 2003. If we receive at least $3 million of equity financing from Pyxis Innovations, Inc. or its affiliates prior to April 1, 2003 these provisions will be permanently waived. These payments, if they become required, would make it more difficult for us to raise additional funds and to operate our business.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT THESE LOSSES TO CONTINUE IN THE FUTURE

     We have experienced significant operating losses since our inception and expect these losses to continue for the foreseeable future. We incurred losses from operations of $6.2 million in 1999, $5.2 million in 2000 and $4.8 million in 2001. As of September 30, 2002, our accumulated deficit was $39.7 million. Our losses result primarily from research and development and selling, general and administrative expenses. We have not generated significant revenues from product sales, and we do not know if we will ever generate significant revenues from product sales. We will need to generate significant revenues to continue our research and development programs and achieve profitability. We cannot predict when, if ever, we will achieve profitability.

THE MARKET FOR GENETIC SUSCEPTIBILITY TESTS IS UNPROVEN

     The market for genetic susceptibility tests is at an early stage of development and may not continue to grow. The general scientific community, including us, has only a limited understanding of the role of genes in predicting disease. When we identify a gene or genetic marker that may predict disease, we conduct clinical trials to confirm the initial scientific discovery and to establish the scientific discovery's clinical utility in the marketplace. The results of these clinical trials could limit or delay our ability to bring the test to market, reduce the test's acceptance by our customers or cause us to cancel the program, any of which limit or delay sales and cause additional losses. The only genetic susceptibility test we currently market is PST, and it has produced only minimal revenues to date. The marketplace may never accept our products, and we may never be able to sell our products at a profit. We may not complete development of or commercialize our other genetic susceptibility tests. The success of our genetic susceptibility tests will depend upon their acceptance as medically useful and cost-effective by patients, physicians, dentists, other members of the medical and dental community and by third-party payors, such as insurance companies and the government. We can achieve broad market acceptance only with substantial education about the benefits and limitations of genetic susceptibility tests. Our tests may not gain market acceptance on a timely basis, if at all. If patients, dentists and physicians do not accept our tests, or take a longer time to accept them than we anticipate, then it will reduce our sales, resulting in additional losses.

WE RELY HEAVILY ON THIRD PARTIES TO PERFORM SALES, MARKETING AND DISTRIBUTION FUNCTIONS ON OUR BEHALF, WHICH COULD LIMIT OUR EFFORTS TO SUCCESSFULLY MARKET PRODUCTS

     We have limited experience and capabilities with respect to distributing, marketing and selling genetic susceptibility tests. We have relied and plan to continue to rely significantly on sales, marketing and distribution arrangements with third parties, over which we have limited influence. If these third parties do not successfully market our products, it will reduce our sales and increase our losses. If we are unable to negotiate acceptable marketing and distribution agreements with future third parties, or if in the future we elect to perform sales, marketing and distribution functions ourselves, we will incur significant costs and face a number of additional risks, including the need to recruit experienced marketing and sales personnel.

WE RELY HEAVILY ON THIRD PARTIES TO PERFORM RESEARCH AND DEVELOPMENT ON OUR BEHALF, WHICH COULD LIMIT OUR EFFORTS TO SUCCESSFULLY DEVELOP PRODUCTS

     We have limited research and development capabilities. In July 1999, we entered into a new contractual arrangement with the University of Sheffield, replacing the research and development agreement that had been in place since 1996. Under our arrangement with Sheffield, we will undertake the business development and commercialization of discoveries resulting from Sheffield's research. The agreement is non-cancelable for those discoveries on which Sheffield and we have reached a specific business development agreement, but otherwise either party can end the arrangement upon six months' notice. This agreement with Sheffield has a five-year term with an automatic yearly renewal. As part of this arrangement, we issued an aggregate of 475,000 shares of our common stock to Sheffield and its researchers in exchange for patent rights and other interests held by Sheffield and its researchers under our previous project agreements. Our agreement with Sheffield requires us to fund agreed upon research and development activities at the University of Sheffield on our behalf based upon annual budgets. We also entered into a five-year consulting agreement with Sheffield's key collaborator, Dr. Gordon Duff.

     Reliance on third-party research and development entails risks we would not be subject to if we performed this function ourselves. These risks include reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of agreements by third parties because of factors beyond our control and the possibility of terminations or nonrenewals of agreements by third parties, based on their own business priorities, at times that are costly or inconvenient for us. We may in the future elect to perform all research and development ourselves, which will require us to raise substantial additional funds and recruit additional qualified personnel.

IF WE ARE UNSUCCESSFUL IN ESTABLISHING ADDITIONAL STRATEGIC ALLIANCES, OUR ABILITY TO DEVELOP AND MARKET PRODUCTS AND SERVICES WILL BE DAMAGED

     Entering into strategic alliances for the development and commercialization of products and services based on our discoveries is an important element of our business strategy. We anticipate entering into additional collaborative arrangements with Sheffield and other parties in the future. We face significant competition in seeking appropriate collaborators. In addition, these alliance arrangements are complex to negotiate and time-consuming to document. If we fail to maintain existing alliances or establish additional strategic alliances or other alternative arrangements, then our ability to develop and market products and services will be damaged. In addition, the terms of any future strategic alliances may be unfavorable to us or these strategic alliances may be unsuccessful.

IF WE FAIL TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT FOR OUR PRODUCTS OR SERVICES BY THIRD-PARTY PAYORS, THEN OUR PRODUCTS AND SERVICES WILL NOT BE COMMERCIALLY VIABLE

     The availability and levels of reimbursement by governmental and other third-party payors affect the market for any healthcare service. These third-party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for medical products and services. Our ability to successfully commercialize our existing genetic susceptibility test and others that we may develop depends on obtaining adequate reimbursement from third-party payors. The extent of third-party payor reimbursement will likely heavily influence physicians' and dentists' decisions to recommend genetic susceptibility tests, as well as patients' elections to pursue testing. If reimbursement is unavailable or limited in scope or amount, then we cannot sell our products and services profitably. In particular, third-party payors tend to deny reimbursement for services which they determine to be investigational in nature or which are not considered "reasonable and necessary" for diagnosis or treatment. To date, few third-party payors have agreed to reimburse patients for genetic susceptibility tests, and we do not know if third-party payors will, in the future, provide full reimbursement coverage for these genetic tests. If third-party payors do not provide adequate reimbursement coverage, then individuals may choose to directly pay for the test. If both third-party payors and individuals are unwilling to pay for the tests, then the number of tests we can sell will be significantly decreased, resulting in reduced revenues and additional losses.

IF WE FAIL TO OBTAIN PATENT PROTECTION FOR OUR PRODUCTS AND PRESERVE OUR TRADE SECRETS, THEN COMPETITORS MAY DEVELOP COMPETING PRODUCTS AND SERVICES, WHICH WILL DECREASE OUR SALES AND MARKET SHARE

     Our success will partly depend on our ability to obtain patent protection, in the United States and in other countries, for our products and services. In addition, our success will also depend upon our ability to preserve our trade secrets and to operate without infringing upon the proprietary rights of third parties.

     We own exclusive rights in nine issued U.S. patents and have 20 U.S. patent applications pending. We have also been granted a number of corresponding foreign patents and have a number of foreign counterparts of our U.S. patents and patent applications pending. Our patent positions, and those of other pharmaceutical and biotechnology companies, are generally uncertain and involve complex legal, scientific and factual questions. Our ability to develop and commercialize products and services depends on our ability to:

     - Obtain patents;

     - Obtain licenses to the proprietary rights of others;

     - Prevent others from infringing on our proprietary rights; and

     - Protect trade secrets.

     Our pending patent applications may not result in issued patents or any issued patents may never afford meaningful protection for our technology or products. Further, others may develop competing products which avoid legally infringing upon, or conflicting with, our patents. In addition, competitors may challenge any patents issued to us, and these patents may subsequently be narrowed, invalidated or circumvented.

     We also rely on trade secrets and proprietary know-how that we seek to protect, in part, by confidentiality agreements. The third parties we contract with may breach these agreements, and we might not have adequate remedies for any breach. Additionally, our competitors may discover or independently develop our trade secrets.

THIRD PARTIES MAY OWN OR CONTROL PATENTS OR PATENT APPLICATIONS AND REQUIRE US TO SEEK LICENSES, WHICH COULD INCREASE OUR COSTS OR PREVENT US FROM DEVELOPING OR MARKETING OUR PRODUCTS OR SERVICES

     We may not have rights under patents or patent applications which are related to our current or proposed products. Third parties may own or control these patents and patent applications in the United States and abroad. Therefore, in some cases, to develop or sell any proposed products or services, with patent rights controlled by third parties, our collaborators or we may seek, or may be required to seek, licenses under third-party patents and patent applications. If this occurs, we will pay license fees or royalties or both to the licensor. If licenses are not available to us on acceptable terms, we or our collaborators may be prohibited from developing or selling our products or services.

     If third parties believe our products or services infringe upon their patents, they could bring legal proceedings against us seeking damages or seeking to enjoin us from testing, manufacturing or marketing our products or services. Any litigation could result in substantial expenses to us and significant diversion of attention by our technical and management personnel. Even if we prevail, the time, cost and diversion of resources of patent litigation would likely damage our business. If the other parties in any patent litigation brought against us are successful, in addition to any liability for damages, we may have to cease the infringing activity or obtain a license.

TECHNOLOGICAL CHANGES MAY CAUSE OUR PRODUCTS AND SERVICES TO BE OBSOLETE

     Our competitors may develop susceptibility tests that are more effective than our technologies or that make our technologies obsolete. Innovations in the treatment of the diseases in which we have products or product candidates could make our products obsolete. These innovations could prevent us from selling, and significantly reduce or eliminate the markets for, our products.

WE HAVE COMPLETED FINANCIAL TRANSACTIONS THAT MAY REQUIRE US TO ISSUE MORE SHARES TO EXISTING SHAREHOLDERS WHICH WILL DILUTE THE VALUE OF THE STOCK

     In December 2000 and January 2001 we sold a total of 2 million shares of our common stock in private placements for $2.50 per share and issued warrants to purchase 600,000 shares of common stock exercisable at $3.00 per share and 264,407 shares of common stock exercisable at $3.13. Under the terms of these private placements we are required to adjust downward the price per share in the offering, by issuing additional shares, to match any offering price paid in subsequent offerings during a 24-month period following completion of the private placements. In connection with the investors' waiver of certain rights, we recently issued a total of 1,676,258 additional shares to these same investors, resulting in an effective purchase price to the investors of $1.36 per share and the investors surrendered their warrants for cancellation. If we do not receive equity investment of at least $3 million from Pyxis Innovations, Inc. or its affiliates prior to April 1, 2003, we are required, subject to the receipt of any required stockholder approvals, to issue to the investors new warrants to purchase an aggregate of 864,407 shares of common stock exercisable at $1.70 per share. Of these warrants, the exercise price of warrants to purchase 600,000 shares of common stock will be subject to adjustment downward to equal 125% of the price per share at which we sell any shares of our common stock (or securities convertible into common stock) prior to May 23, 2003. The price of our common stock has been volatile and has recently been trading below $1.00 per share. This low share price will make it very difficult to raise additional capital at a price matching the adjusted effective purchase price of the private placements. The remainder of the 24-month period has been waived by the December 2000 investor while the 24-month period for the January 2001 investor expires in May 2003. Therefore, it is likely that we will need to issue additional shares to the investors in the January 2001 offerings, if we are to raise additional capital. This might significantly dilute the value of the outstanding common stock.

WE MAY BE PROHIBITED FROM FULLY USING OUR NET OPERATING LOSS CARRYFORWARDS, WHICH COULD AFFECT OUR FINANCIAL PERFORMANCE

     As a result of the losses incurred since inception, we have not recorded a federal income tax provision and have recorded a valuation allowance against all future tax benefits. As of December 31, 2001, we had net operating loss carryforwards of approximately $27.9 million for federal and state income tax purposes, expiring in varying amounts through the year 2021. We also had a research tax credit of approximately $397,000 at December 31, 2001, that expires in varying amounts through the year 2021. Our ability to use these net operating loss and credit carryforwards is subject to restrictions contained in the Internal Revenue Code which provide for limitations on our utilization of our net operating loss and credit carryforwards following a greater than 50% ownership change during the prescribed testing period. We experienced a change in ownership interest in June 1999. As a result, approximately $15.6 million of our net operating loss carryforwards are limited in utilization to approximately $825,000 annually. The annual limitation may result in the expiration of the carryforwards prior to utilization. In addition, in order to realize the future tax benefits of our net operating loss and tax credit carryforwards, we must generate taxable income, of which there is no assurance.

WE ARE SUBJECT TO INTENSE COMPETITION FROM OTHER COMPANIES, WHICH MAY DAMAGE OUR BUSINESS

     Our industry is highly competitive. Our competitors in the United States and abroad are numerous and include major pharmaceutical and diagnostic companies, specialized biotechnology firms, universities and other research institutions, including those receiving funding from the Human Genome Project. Many of our competitors have considerably greater financial resources, research and development staffs, facilities, technical personnel, marketing and other resources than we do. Furthermore, many of these competitors are more experienced than we are in discovering, commercializing and marketing products. These greater resources may allow our competitors to discover important genes or genetic markers before we do. If we, in conjunction with the University of Sheffield, do not discover disease predisposing genes and commercialize these discoveries before our competitors, then our ability to generate sales and revenues will be reduced or eliminated, and could make our products obsolete. We expect competition to intensify in our industry as technical advances are made and become more widely known.

WE ARE SUBJECT TO GOVERNMENT REGULATION WHICH MAY SIGNIFICANTLY INCREASE OUR COSTS AND DELAY INTRODUCTION OF FUTURE PRODUCTS

     The sale, performance or analysis of our genetic tests do not currently require FDA or other federal regulatory authority approval. Changes in existing regulations could require advance regulatory approval of genetic susceptibility tests, resulting in a substantial curtailment or even prohibition of our activities without regulatory approval. If our genetic tests ever require regulatory approval, on either a state or federal level, then the costs of introduction will increase and marketing and sales of products may be significantly delayed.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS THAT ARE COSTLY TO DEFEND AND THAT COULD LIMIT OUR ABILITY TO USE SOME TECHNOLOGIES IN THE FUTURE

     The design, development, manufacture and use of our genetic susceptibility tests involve an inherent risk of product liability claims and associated adverse publicity. Producers of medical products face substantial liability for damages in the event of product failure or allegations that the product caused harm. We currently maintain product liability insurance, but it is expensive and difficult to obtain, may not be available in the future on economically acceptable terms and may not be adequate to fully protect us against all claims. We may become subject to product liability claims that, even if they are without merit, could result in significant legal defense costs. We could be held liable for damages in excess of the limits of our insurance coverage, and any claim or resulting product recall could create significant adverse publicity.

ETHICAL, LEGAL AND SOCIAL ISSUES RELATED TO GENETIC TESTING MAY REDUCE DEMAND FOR OUR PRODUCTS

     Genetic testing has raised issues regarding the appropriate utilization and the confidentiality of information provided by genetic testing. Genetic tests for assessing a person's likelihood of developing a chronic disease have focused public attention on the need to protect the privacy of genetic assessment medical information. For example, concerns have been expressed that insurance carriers and employers may use these tests to discriminate on the basis of genetic information, resulting in barriers to the acceptance of genetic tests by consumers. This could lead to governmental authorities prohibiting genetic testing or calling for limits on or regulating the use of genetic testing, particularly for diseases for which there is no known cure. Any of these scenarios would decrease demand for our products and result in substantial losses.

OUR DEPENDENCE ON KEY EXECUTIVES AND SCIENTISTS COULD ADVERSELY IMPACT THE DEVELOPMENT AND MANAGEMENT OF OUR BUSINESS

     Our success substantially depends on the ability, experience and performance of our senior management and other key personnel. If we lose one or more of the members of our senior management or other key employees, it could damage our development programs and our business. In addition, our success depends on our ability to continue to hire, train, retain and motivate skilled managerial and scientific personnel. The pool of personnel with the skill that we require is limited. Competition to hire from this limited pool is intense. We compete with numerous pharmaceutical and health care companies, as well as universities and nonprofit research organizations in the highly competitive Boston, Massachusetts business area. Loss of the services of Dr. Philip R. Reilly, our Chairman and CEO, Dr. Kenneth Kornman, our President, or Dr. Paul M. Martha, our Chief Medical Officer, could delay our research and development programs and damage our business. We have entered into employment agreements with three to five year terms with Drs. Reilly, Kornman and Martha. Any of these employees can terminate his employment upon 30 days notice. We do not maintain key man life insurance on any of our personnel.

IF WE DEFAULT ON OUR OBLIGATIONS UNDER PROMISSORY NOTES ISSUED TO PYXIS INNOVATIONS, INC., WE MAY BE REQUIRED TO REPAY TO PYXIS THE FULL PRINCIPAL AMOUNT OF THE NOTES, TOGETHER WITH INTEREST, AND WE MAY INCUR ADDITIONAL FINANCIAL OBLIGATIONS TO PYXIS

     Under the terms of the promissory note that we issued to Pyxis Innovations, Inc. in October 2002 and those that we may issue to Pyxis in the future, Pyxis may declare the full principal amount of the note, together with all accrued but unpaid interest on the note and other amounts that we owe to Pyxis on the date of acceleration, to be immediately due and payable in cash upon the occurrence of an event of default. As of November 1, 2002, there was $500,000 in principal amount outstanding under the note, which is due on December 31, 2003. Interest on the note accrues at 15% annually and is payable on December 31, 2003. Any one of the following events will constitute an event of default under the note:

     - our default in the timely payment to Pyxis of the principal amount of, or interest on, the notes;

     - our default in the timely repayment of indebtedness, or failure to perform any obligation, to any other party;

     - any representation or warranty that we made to Pyxis proves to have been incorrect when we made it under the note or the agreements under which the note was issued;

     - our failure to observe or perform any covenant or agreement under, or our breach of, the note or the agreements pursuant to which the note was issued;

     - any bankruptcy, insolvency or reorganization proceedings involving us or any of our subsidiaries; or

     - any change of control.

                         RISKS RELATED TO THIS OFFERING

BECAUSE OUR PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS CONTROL A LARGE PERCENTAGE OF OUR VOTING POWER, OTHER STOCKHOLDERS' VOTING POWER MAY BE LIMITED

     As of February 28, 2002, our directors, executive officers and certain of their affiliates beneficially owned approximately 18% of our outstanding common stock. Accordingly, these shareholders, individually and as a group, may be able to influence the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our Certificate of Incorporation or By-Laws and the approval of certain mergers and other significant corporate transactions, including a sale of substantially all of our assets. These shareholders may make decisions that are adverse to other shareholders' or warrantholders' interests. This ownership concentration may also adversely affect the market price of our common stock.

WE DO NOT EXPECT TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE AND YOU SHOULD NOT EXPECT TO RECEIVE ANY FUNDS WITHOUT SELLING YOUR SHARES OF COMMON STOCK, WHICH YOU MAY ONLY BE ABLE TO DO AT A LOSS

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Therefore, you should not expect to receive any funds without selling your shares, which you may only be able to do at a loss.

OUR FORMER USE OF ARTHUR ANDERSEN LLP OUR INDEPENDENT AUDITORS MAY POSE RISK TO US AND WILL LIMIT YOUR ABILITY TO SEEK POTENTIAL RECOVERIES FROM THEM RELATED TO THEIR WORK

     On June 15, 2002, Arthur Andersen LLP, our former independent auditor, was convicted on a federal obstruction of justice charge. Some investors, including institutional investors, may choose not to invest in or hold securities of a company whose financial statements were audited by Arthur Andersen, which may serve to, among other things, depress the price of our common stock. In July and August, 2002, our board of directors decided to no longer engage Arthur Andersen and engaged Grant Thornton LLP to serve as our independent auditors.

     SEC rules require us to present our audited financial statements in various SEC filings, along with Arthur Andersen's consent to our inclusion of its audit report in those filings. The SEC recently has provided regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Arthur Andersen in certain circumstances. We have been unable to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it as an expert and as having audited the consolidated financial statements incorporated by reference into this prospectus. Notwithstanding the SEC's regulatory relief, the inability of Arthur Andersen to provide its consent or to provide assurance services to us could negatively affect our ability to, among other things, access the public capital markets. Any delay or inability to access the public markets as a result of this situation could have a material adverse impact on our business. Also, an investor's ability to seek potential recoveries from Arthur Andersen related to any claims that an investor may assert as a result of the work performed by Arthur Andersen will be limited significantly in the absence of a consent and may be further limited by the diminished amount of assets of Arthur Andersen that are or may in the future be available for claims.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain forward-looking statements including, without limitation, statements concerning our expectations of future sales, research and development expenses, selling, general and administrative expenses, product introductions and cash requirements. Forward-looking statements often, although not always, include words or phrases such as "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "project," "outlook" or similar expressions. Our actual results may vary materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ from expectations include those contained in the section entitled "Risk Factors." Our results of operations might be adversely affected by one or more of these factors.

                                USE OF PROCEEDS

     The shares being offered by this prospectus are owned by our shareholders. For further information see the following section entitled "Selling Shareholders" and the section entitled "Plan of Distribution" on page 12 of this prospectus.

                              SELLING STOCKHOLDERS

     The shares of common stock offered in this prospectus by the selling stockholders named in the table below consist entirely of 1,676,258 shares of our common stock issued to the selling stockholders in October 2002 in connection with the transactions described below.

     In December 2000, we sold 542,373 shares of common stock to one of the selling stockholders for $3.69 per share in a private placement. That selling stockholder also received a warrant to purchase 135,593 shares of common stock exercisable at $4.83 per share. Under the terms of that private placement, we are required to adjust downward the price per share paid in the offering, by issuing additional shares, to match any offering price paid in subsequent offerings prior to February 9, 2003. We also agreed to adjust downward the warrant exercise price to 125% of the price received by the Company in any offering in that period. In January 2001, we sold 1.2 million shares of common stock to the other selling stockholders for $2.50 per share in a private placement. Those selling stockholders also received warrants to purchase 600,000 shares of common stock exercisable at $3.00 per share. Under the terms of that private placement we are required to adjust downward the price per share paid in the offering, by issuing additional shares, to match any offering price paid in subsequent offerings prior to May 23, 2003. We also agreed to adjust downward the warrant exercise price to 125% of the price received by the Company in any offering in that period. In connection with the January 2001 offering described above, we issued an additional 257,627 shares of common stock to the purchaser in the December 2000 offering, and a new warrant to purchase 264,407 shares of common stock exercisable at a price of $3.13 to replace the previously issued warrant to purchase 135,593 shares of common stock. The selling stockholders also have the right to receive a monthly cash payment equal to $100,000 if our common stock is delisted from the Nasdaq until the common stock is listed again on the Nasdaq, the New York Stock Exchange or the American Stock Exchange. In October 2002, we entered into agreements with each of the selling stockholders in which, among other things, they agreed to waive the delisting payments through March 31, 2003 and surrender their warrants for cancellation in exchange for our issuance to them of an aggregate of 1,676,258 additional shares of our common stock. All of these shares are being offered by this prospectus.

     The following table identifies each of the selling stockholders and, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of October 28, 2002. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares, as well as any shares as to which the selling stockholders have the right to acquire beneficial ownership within sixty (60) days after October 28, 2002 through the exercise or conversion of any stock options, warrants, preferred stock, rights to acquire preferred stock, convertible debt or otherwise. Unless otherwise indicated below, all selling stockholders named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders named below.

                                     BENEFICIAL OWNERSHIP                        BENEFICIAL OWNERSHIP
                                     BEFORE THE OFFERING                        AFTER THE OFFERING(1)
                                  --------------------------                  --------------------------
                                   NUMBER        PERCENTAGE    SHARES BEING    NUMBER        PERCENTAGE
NAME                              OF SHARES      OF CLASS(2)     OFFERED      OF SHARES      OF CLASS(2)
----                              ---------      -----------   ------------   ---------      -----------
The Tail Wind Fund Ltd..........  1,201,538(3)       5.2%        670,588       530,950(3)        2.3%
Special Situations Fund III
  L.P.(4).......................  1,077,618(5)       4.7%        553,118       524,500(5)        2.3%
Special Situations Private
  Equity Fund L.P.(4)...........    478,079(6)       2.1%        268,179       209,900(6)        0.9%
Special Situations Cayman Fund
  L.P.(4).......................    359,673(7)       1.6%        184,373       175,300(7)        0.8%

---------------

(1) We do not know when or in what amounts each selling stockholder may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that each selling stockholder will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

(2) Based on 23,115,354 shares of common stock of the Company outstanding as of October 28, 2002 (including the 1,676,528 shares issued to the selling stockholders and offered for sale hereby).

(3) Does not include 264,407 shares of common stock issuable upon exercise of a warrant that we may be required to issue on April 1, 2003.

(4) MGP Advisors Limited is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. is the general partner of MGP Advisors Limited and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. MG Advisers, L.L.C. is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP Advisors Limited, AWM Investment Company, Inc. and MG Advisers, L.L.C. and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

(5) Does not include 330,000 shares of common stock issuable upon exercise of a warrant that we may be required to issue on April 1, 2003.

(6) Does not include 160,000 shares of common stock issuable upon exercise of a warrant that we may be required to issue on April 1, 2003.

(7) Does not include 110,000 shares of common stock issuable upon exercise of a warrant that we may be required to issue on April 1, 2003.

     None of the selling shareholders has had a material relationship with us within the past three years other than as a result of their acquisition of our shares in these private placements.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus or interests therein may be offered and sold from time to time by the selling stockholders. For purposes of the following description, the term "selling stockholders" includes pledgees, donees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or other disposition. These transactions may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares or interests therein by one or more of, or a combination of, the following methods:

     - distributions by one or more underwriters on a firm commitment or best efforts basis;

     - purchases by a broker-dealer as principal and resale by that broker-dealer for its own account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - crosses in which the same broker acts as an agent on both sides of the trade;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     - in privately negotiated transactions;

     - in transactions other than on exchanges or services;

     - in connection with transactions to cover short sales;

     - by pledge or by grant of a security interest in the shares to secure debts and other obligations;

     - through the writing of options, whether the options are listed on an option exchange or otherwise;

     - in connection with the writing of non-traded and exchange-traded call options or put options, in hedge transactions and in settlement of other transactions in standardized over-the-counter options;

     - through the distribution of the shares by any selling stockholder to its partners, members or stockholders; and

     - any other method permitted pursuant to applicable law.

     In addition, the selling stockholders may also sell shares or interests therein under Rule 144 under the Securities Act, if available, rather than pursuant to this prospectus. To the extent any selling stockholders are our affiliates at the time sales are made under this prospectus, those transactions must be made pursuant to Rule 144.

     To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell the common stock short and re-deliver the shares to close out those short positions. The selling stockholders also may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect those transactions). The selling stockholders also may pledge shares to a broker-dealer or other financial institution, and, upon a default, that broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect that transaction). In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus or interests therein, the selling stockholders and any broker-dealers who execute transactions for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with those transactions. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of some states, if applicable, the shares must be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

     At the time a particular offer of shares or interests therein is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, the proposed selling price to the public and other factors material to the transaction.

     We have agreed to indemnify each selling stockholder against specified liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify us against specified liabilities, including liabilities arising under the Securities Act.

     We are bearing all out-of-pocket expenses incurred in connection with the registration of the resale of the shares of our common stock, including, without limitation, all registration and filing fees imposed by the Securities and Exchange Commission, The Nasdaq Stock Market, Inc., the Boston Stock Exchange and blue sky laws, printing expenses, transfer agents' and registrars' fees, and the fees and disbursements of our outside counsel and independent public accountants. The selling shareholders will bear all underwriting discounts and commissions and transfer or other taxes.

                                 LEGAL MATTERS

     The validity of the securities offered by this prospectus is being passed upon by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Interleukin Genetics.

                                    EXPERTS

     The consolidated financial statements of Interleukin Genetics, Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent auditors, as stated in their reports appearing therein. Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, our stock is listed for trading on the Nasdaq SmallCap Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

     This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933. The registration statement contains more information than this prospectus regarding us and our common stock, including exhibits and schedules. You should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

     - inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room; or

     - obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is contained in this document or in later filed documents incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the

SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the time that all of the securities offered by this prospectus are sold.

     - Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on March 28, 2002;

     - Proxy Statement on Schedule 14A, filed April 30, 2002;

     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed with the SEC on May 15, 2002;

     - Our Current Report on Form 8-K, filed with the SEC on May 31, 2002;

     - Our Current Report on Form 8-K, filed with the SEC on July 3, 2002;

     - Our Current Reports on Form 8-K, filed with the SEC on August 5, 2002;

     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002, filed with the SEC on August 19, 2002;

     - Our Current Report on Form 8-K, filed with the SEC on September 4, 2002;

     - Our Current Report on Form 8-K, filed with the SEC on October 9, 2002;

     - Our Current Report on Form 8-K, filed with the SEC on October 28, 2002;

     - Our Current Report on Form 8-K/A, filed with the SEC on October 29, 2002;

     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, filed with the SEC on November 7, 2002; and

     - The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A dated December 15, 1997.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                           Interleukin Genetics, Inc.
                               135 Beaver Street
                          Waltham, Massachusetts 02452
                         Attention: Investor Relations
                            Telephone: 781/398-0700

     You should rely only upon information contained in this prospectus. We have not authorized anyone to provide you with information or to represent anything to you not contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted.

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the Nasdaq SmallCap Market and Boston Stock Exchange additional listing fees.

Securities and Exchange Commission registration fee.........  $   105
Nasdaq SmallCap Market additional listing fee...............   16,766
Boston Stock Exchange additional listing fee................    8,382
Printing expenses...........................................    5,000
Legal fees and expenses.....................................   10,000
Miscellaneous expenses......................................    5,000
                                                              -------
Total.......................................................  $45,253
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify any person under such Section in connection with a proceeding by or in the right of the corporation to procure judgment in its favor, as provided in the preceding sentence, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, except that no indemnification shall be made in respect thereof unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation must indemnify any person who was successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter in any proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. A Delaware corporation may pay for the expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. Article Six of our Certificate of Incorporation, eliminates the liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL. The DGCL permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify directors and officers against such liability.

     The Company also has a policy insuring its directors and officers against certain liabilities, including liabilities under the Securities Act.

ITEM 16. EXHIBITS

EXHIBIT
  NO.                               EXHIBIT
-------                             -------
  5.1     Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. with respect to the legality of the shares of common
          stock being registered (filed herewith).
 23.1     Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. (included in Exhibit 5.1 to this Registration Statement on Form S-3).
 23.2     Consent of Arthur Andersen LLP (omitted pursuant to Rule
          437a).
 24.1     Power of Attorney (included in the signature page in Part II of this Registration Statement on Form S-3).

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Statement, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham and Commonwealth of Massachusetts the 7th day of November, 2002.

                                          INTERLEUKIN GENETICS, INC.

                                          By:       /s/ FENEL M. ELOI
                                            ------------------------------------
                                                       Fenel M. Eloi
                                                  Chief Financial Officer,
                                                  Secretary and Treasurer

     The registrant and each person whose signature appears below constitutes and appoints Philip R. Reilly. and Fenel M. Eloi and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----

               /s/ PHILIP R. REILLY                  Chairman of the Board and Chief   November 7, 2002
 ------------------------------------------------     Executive Officer (Principal
                 Philip R. Reilly                          Executive Officer)

              /s/ KENNETH S. KORNMAN                   President, Chief Scientific     November 7, 2002
 ------------------------------------------------        Officer and a Director
                Kenneth S. Kornman

                /s/ FENEL M. ELOI                       Chief Financial Officer,       November 7, 2002
 ------------------------------------------------        Secretary and Treasurer
                  Fenel M. Eloi                         (Principal Financial and
                                                           Accounting Officer)

                                                                Director
 ------------------------------------------------
                 Thomas A. Moore

             /s/ EDWARD M. BLAIR, JR.                           Director               November 7, 2002
 ------------------------------------------------
               Edward M. Blair, Jr.

                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----


               /s/ GARY L. CROCKER                              Director               November 7, 2002
 ------------------------------------------------
                 Gary L. Crocker

                /s/ JOHN GAROFALO                               Director               November 7, 2002
 ------------------------------------------------
                  John Garofalo

                                 EXHIBIT INDEX

EXHIBIT
  NO.                               EXHIBIT
-------                             -------
  5.1     Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. with respect to the legality of the shares of common
          stock being registered (filed herewith).
 23.1     Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
          P.C. (included in Exhibit 5.1 to this Registration Statement on Form S-3).
 23.2     Consent of Arthur Andersen LLP (omitted pursuant to Rule
          437a).
 24.1     Power of Attorney (included in the signature page in Part II of this Registration Statement on Form S-3).